Exhibit 10.20

March 21, 2010

Mark Riggs

[***]

[***]

RE:	Offer of Employment

Dear Mark:

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to invite you to join the Company as Chief Client Officer reporting to Heather Brunner, COO. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be determined between you and the COO. The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Compensation. The Company will pay you a base salary at a rate of $18,750.00 per month (annualized to $225,000 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. In addition to your base salary, you will be eligible to participate in an annual bonus plan commencing May 1, 2010, which is targeted at $75,000 annually at 100% achievement of your plan goals. Fifty percent (50%) of your plan goals will be based on achievement of overall business targets (top measurements are currently net top line growth, revenue growth, cost within plan and EBITDA). The other fifty percent (50%) will be based on the achievement of Client Services targets (top measurements will be client revenue retention and revenue launch goals). The target goals will be mutually agreed upon between you and the COO. The bonus will be paid out following our audit and GAAP certification of our fiscal year end books. The Company will present you the details of the Incentive Compensation plan within forty-five (45) days of your start date. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

In addition, the Company will pay you a $25,000.00 signing bonus on the first regular payroll following your official start date. Should you voluntarily leave the Company within one year of your official start date, a pro-rated amount of this signing bonus will be due and payable to the Company.

3. Relocation Assistance. The Company will reimburse you for up to a maximum of $25,000.00 of moving expenses and travel and entertainment expenses for up to ninety (90) days to help in your relocation (inclusive of temporary housing and meals, etc.) The Company will reimburse for a maximum of eight (8) trips back and forth from Boston to Austin in support of your relocation with that 90-day period. All expenses will be reimbursed upon submission of actual receipts. Some reimbursed expenses may be subject to applicable withholding requirements.

If you should voluntarily leave the Company within one year of your start date, a pro-rated amount of reimbursed expenses will be due and payable to the Company.

4. Stock Ownership. Subject to approval by the Company’s Board of Directors, you will be granted an option under the Company’s 2005 Stock Plan to purchase 506,147 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such option as follows: One-fourth (1/4th) of the shares subject to the option will vest on the first anniversary of your employment with the Company and an additional one forty-eighth (1/48th) of the total number of such shares will vest each month thereafter, subject to your continued employment with the Company on any such date. In the event of your Termination Upon Change of Control (as defined in Exhibit A attached hereto), fifty (50%) percent of your unvested options shall immediately vest.

Additionally, if you meet all Client Services MBOs set as your annual targets at the end of FY2011, you will be granted an option under the Company’s 2005 Stock Plan to purchase 56,239 of the Company’s common stock shares outstanding. These shares would be priced per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant and will follow the Board’s merit vesting terms at that time.

5. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

6. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

7. Prior Employment Relationships; Conflicting Obligations. If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the

Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

8. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required on your first day of employment to complete and sign the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) attached hereto as Exhibit B.

9. General. This offer letter, the EPIA and the Stock Option Agreement covering the shares described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, on the one hand, and the EPIA and the Stock Option Agreement, on the other hand, the terms and provisions of the EPIA and the Stock Option Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law without giving effect to its conflict of law principles.

10. Background Check; Contingencies. This offer of employment is contingent upon the satisfactory completion of background screens to be performed by the Company and/or independent contractors of the Company. If such checks fail to satisfy the Company’s requirements for employees at your level, this offer of employment shall be rescinded.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me no later than March 23, 2010.

Sincerely,

BAZAARVOICE, INC.

By:	/s/ Brett A. Hurt
Brett A. Hurt
CEO

Agreed and Accepted:

Signature:	/s/ Mark Riggs

Date:	3/24/10

EXHIBIT A

CHANGE IN CONTROL

EXHIBIT A

1. “Termination Upon Change of Control” means any termination of your employment by the Company without Cause during the period commencing on or after the date that the Company has signed a definitive agreement or that the Company’s board of directors has endorsed a tender offer for the Company’s stock that in either case when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company’s stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a Change of Control or on the date which is twelve (12) months following the consummation of any transaction or series of transactions that results in a Change of Control.

2. “Cause” means (a) your willful and continued failure to perform substantially your duties with the Company or (b) the willful engaging by you in illegal conduct or gross misconduct which is injurious to the Company.

3. “Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT